Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-237788) and Form F-3 (No. 333-248554) of Glory Star New Media Group Holdings Limited (the “Company”) of our report dated March 29, 2021 relating to the consolidated balance sheets of the Company as of December 31, 2019 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2019 and 2020, which report appears in this annual report on Form 20-F for the year ended December 31, 2020.

/s/ Friedman LLP

New York, New York
March 29, 2021